Exhibit 99.1
Q4 2019 CINR Earnings Call Transcript
Ed Freydel - Vice President, Finance
Thank you, Lori. Good morning and thank you for joining us to discuss our fourth quarter and full year 2019 earnings. Oz Erkan, our CEO, will discuss some highlights from the year. I will then provide additional details related to our financials, and Oz will close the call with some additional commentary on our operational performance and growth plans.
Before we begin, I would like to remind you that the comments included in today's conference call constitute forward-looking statements within the meaning of federal securities laws. These are based on our beliefs as well as certain assumptions and information currently available to us. Actual results may differ materially from the results suggested by these comments for a number of reasons, which are discussed in more detail in the company's SEC filings.
Certain financial measures discussed during this call, including Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP financial measures. Reconciliations of those non-GAAP financial measures can be found in our earnings press release.
I will now turn the call over to Oz.
Oguz Erkan - President and Chief Executive Officer
Thanks, Ed. And good morning, everyone. Welcome to Ciner Resources’ fourth quarter and full year 2019 earnings call.
2019 was a historic year for Ciner Resources, highlighted by an annual production record of 2.75 million short tons. The year-over-year increase in production of approximately 140,000 tons marked a commendable turnaround from 2018, demonstrating our emphasis on operational success and production reliability. Our team showed tremendous commitment to proactively reducing maintenance downtime and maximizing the efficiency of our assets. We are proud of this performance, but more importantly, we are thankful for each member of our team at Ciner. Everyone worked together to contribute to this significant turnaround.
Strength in the international market, particularly during the first three quarters of 2019, led us to shift volume from lower price domestic customers to more favorable export sales in order to optimize our overall realized pricing. This shift in customer mix and increased production volume allowed us to increase export volume by nearly 330,000 tons from 2018, and as a result, we achieved higher pricing both domestically and internationally and improved our overall average sales price by almost 2%.

Strong production, along with a favorable pricing environment, resulted in $522.8 million in net sales, $101.6 million in net income, and $135.4 million of Adjusted EBITDA for the year, allowing us to fund more of our capital expenditures and working capital increases with operating cash flows and maintain a conservative leverage profile.
In regard to our 2019 capex spend, the majority of the expansion capex was related to our CoGen project, which is now in the final stage of installation and is expected to be operational by the end of the first quarter 2020. The new natural gas-fired turbine and associated steam generation equipment will allow us to economically self-generate approximately 1/3 of our electricity consumption, while also supplying the necessary steam requirements for our operations. While the economic benefit of the project, once operational, is no longer anticipated to meet our initial expectations of $7 - 10 million in annual energy savings per year, due to increased operating cost, we believe we will still see an improvement of approximately $3 million per year in adjusted EBITDA once fully operational, improving to $4 million per year once the Green River Expansion Project is online.
We also made good progress in the second half of 2019 on our Green River expansion project, which is expected to increase production levels to approximately 3.5 million tons of soda ash per year. Basic engineering is complete and detailed engineering will begin in the first half of 2020. Meanwhile, we will begin bidding out construction and major equipment items and securing the necessary permits to expand our operations. We continue to target startup of the new production unit by the end of 2022, which would allow us to support long-term, sustainable production capacity.
We are designing our expansion to be a holistic project, taking into account the operations across the entire plant. The project presents the opportunity to streamline the overall production process by maximizing the refining capacity of existing units and upgrading certain aging assets and legacy systems, such as electrical systems and office & lab space. We will also use this opportunity to overhaul our loadout and logistics infrastructure in order to maximize the efficiency and flexibility of our loading process. We expect these improvements along with the new production unit will allow our incremental production to operate at a significantly lower cost per ton than the current operation, thanks to anticipated marginal incremental fixed costs and more efficient equipment and process design. All said, the expansion project’s anticipated operating cost has improved from our initial estimates and is proceeding on schedule.
From a capital planning standpoint, we are in a good financial position as we progress on a significant growth phase for our business. Strong 2019 results helped position us to start the year with low leverage, and previous changes to the distribution strategy will allow us to continue to reinvest the cash flow needed to ensure a greater level of liquidity and flexible capital structure during this growth stage. While we anticipate the majority of the expansion capex will take place in 2021 and 2022, we recognize the importance of proactive and prudent capital allocation with a long-term mindset towards our growth objectives.
Now I will turn the call over to Ed, who will discuss our financial results for the year in more detail.

Ed Freydel - Vice President, Finance
Thanks, Oz, and thank you everyone for joining our call and for your continued interest in Ciner Resources. Today, I’ll provide some detail around our fourth quarter and full year performance, the major financial drivers from the quarter and year, and some key metrics we use to evaluate our business.
To begin, total volume sold during the fourth quarter of 2019 was 695,000 short tons and during the year was 2.76 million short tons, with the latter representing a 5.6% increase over the full year 2018 results. As Oz mentioned, production volume for 2019 of 2.75 million tons was an annual record, evidencing our team’s commitment to operational reliability, minimized downtime, and efficient maintenance project execution.
Total international volume sold in 2019 was 1.9 million tons, a 21% increase over the 1.6 million tons sold in 2018, while domestic volume sold decreased by 17% year-over-year to 875,000 tons. By rebalancing our sales mix to take advantage of favorable export markets and high demand in the first three quarters, we were able to increase our average price for domestic and international sales by 7% and 3%, year over year, respectively.
In the fourth quarter of 2019, overall pricing was down approximately 3.8% from the prior year fourth quarter, driven by an approximately 5.5% decrease in international pricing as a result of higher global inventory levels and the resulting supply/demand imbalance. Lower net pricing, combined with a decrease of 10,000 tons sold from Q4 2018, resulted in fourth quarter net sales declining by 5.1%. Still, as a result of consistent production and strong pricing overall, total net sales for the full year 2019 were $523 million versus $487 million in 2018, or a 7.4% increase overall.
Cost of products sold, including freight of $90 million in the fourth quarter of 2019 was flat compared to the same period in 2018. Costs for the full year 2019 were $365 million, a 3% increase from $355 million in 2018, primarily due to increased variable costs because of higher sales volumes. However, cost of products sold benefited from lower consulting and maintenance related costs, a result of reduced outage time for maintenance and a shift in personnel to reduce need for outside contractors.
SG&A expenses of $4.3 million in the fourth quarter decreased by 23% from Q4 2018, and SG&A of $24 million for the full year 2019 decreased 3% from 2018. The decrease in SG&A during the full year 2019 was driven primarily by lower equity-based compensation expense but offset by higher overhead charged by our export affiliate ANSAC, given our increased international volume.
Cash provided by operations of $35 million in the fourth quarter of 2019 increased 15% from Q4 of 2018, while the $104 million contribution for the full year 2019 decreased 36% from $162 million in 2018. The decrease in full year 2019 results was driven by a $55 million increase in working capital used in operations due mainly to higher sales volumes to ANSAC and timing of collections. Additionally, in 2018 we recognized the receipt of a $27.5 million litigation settlement, which was included in operating income.

Strong cash flow generation over the last two years has resulted in a net debt to adjusted EBITDA ratio below 0.9 times at the end of 2019, positioning us to cost-effectively fund the capex associated with our capacity expansion in the coming years.
Next, let’s turn to discuss how these results translate into two of the key non-GAAP metrics we monitor as an MLP: adjusted EBITDA and distributable cash flow.
In the fourth quarter of 2019, we recorded $31.8 million of adjusted EBITDA, and we recorded $135.4 million of Adjusted EBITDA for the full year 2019 as compared to $37 million and $136.5 million, respectively in 2018. Distributable cash flow attributable to Ciner Resources was $9.2 million for the fourth quarter 2019 and $54.9 million for the full year 2019 as compared to $13.9 million and $58.4 million, respectively in 2018. It is important to note that adjusted EBITDA and distributable cash flow for the year ended 2018 included a $27.5 million litigation settlement gain recognized in the second quarter of 2018.
At a $0.34 per unit distribution, our coverage ratio was 1.35 times for the fourth quarter of 2019 and 2.00 for the full year. The 2 times coverage mark is important for our funding strategy as we reinvest cash flow to support the capital needs for our expansion project. We believe this strategy will allow us to actively manage our liquidity and leverage while also maintaining our current distribution through this growth phase.
Now, I’ll turn the call back over to Oz to provide more commentary on our recent performance and growth strategy.
Oguz Erkan - President and Chief Executive Officer
Thanks Ed. Our strong financial results in 2019 are a testament to the reliability initiatives and focus on consistent production that our entire team has adopted. Operationally, we have turned the page from 2018, and we are excited to embark on this new growth phase as we build our business into a world class soda ash manufacturer for decades to come.
Turning to the market, we did experience weakness in international market pricing in Q4 2019 caused primarily by the aforementioned higher international inventory levels and resulting supply/demand imbalance. We believe the stable fundamentals domestically will help alleviate some of this pricing impact. Overall, we continue to believe that short term volatility in international pricing is not indicative of long-term supply/demand fundamentals and we expect global prices and demand will increase over the long term.
In that regard, we also see numerous benefits for our business when combined with Ciner’s global soda ash presence. Our parent company WE Soda owns and operates Ciner’s two Turkish plants in addition to our Wyoming operation. As the world’s largest natural soda ash producer, we have the opportunity to lead the way in supplying low-cost natural soda ash around the globe as economies evolve and consumption rates rise. With three facilities on two continents, Ciner Group is well positioned to efficiently and securely supply any end market or geography. Our 1 million ton Green River Expansion Project is another key step towards growing our market leadership as natural soda ash production continues to displace energy inefficient and environmentally unfavorable synthetic manufacturing processes.

After the ANSAC termination date, we expect to take direct control of our sales into international markets, utilizing the distribution network that has already been established by the global Ciner Group. Furthermore, collaborating with the global Ciner Group will provide us the opportunity to attract and efficiently serve large global customers. Ultimately, increased visibility into our end markets and optimized transportation costs should result in better netbacks for our international sales.
In closing, I want to thank each of our employees for their contribution to our record-breaking year. It is because of our incredible team that we achieved our goals while operating at the world-class safety standard we prioritize above all else. I look forward to working together with the entire Ciner organization to execute on our exciting growth objectives over the next few years.
Thank you for your continued interest in Ciner Resources. This concludes our prepared remarks.